Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Bally’s Corporation
(Exact name of registrant as specified in its charter)

Table 1 - Newly Registered Securities

CALCULATION OF REGISTRATION FEE
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of registration fee
Equity	Common Stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	1,754,410(2)	$12.61(3)	$22,123,110.10	$0.0001531	$3,387.05

Total Offering Amounts							$3,387.05
Total Fee Offsets							$0.00
Net Fee Due							$3,387.05

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of common stock of Bally’s Corporation (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2)	Represents 1,754,410 shares of the Registrant’s common stock that were authorized for issuance in respect of awards of restricted stock of the Registrant under the Registrant’s 2021 Equity Incentive Plan.

(3)	Estimated in accordance with Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $12.61 was computed by averaging the high and low prices of a share of the Registrant’s common stock reported on NYSE on March 31, 2025, a date within five business days prior to the date of the filing of this Registration Statement.